NEWS FOR IMMEDIATE RELEASE

Head Office:
Venture Way
Priorswood Industrial Estate
Taunton, Somerset, TA2 8DE U.K.
Telephone: 441.823.331081
Facsimile: 441.823.323382

North American
Representative Office:
595 Howe Street, Suite 504
Vancouver, BC V6C 2T5 Canada
Telephone: 604.689.1515
Facsimile: 604.687.8678

CUSIP #: 823222104

A WORLD LEADER IN HYDRAULIC-HYBRID TECHNOLOGY
LAUNCHES NEW MARKETING CAMPAIGN

SHEP Technologies Hires Firm to Strategically Communicate
Company's Accomplishments & Growth

VANCOUVER, BRITISH COLUMBIA, CANADA - April 20, 2004 - SHEP TECHNOLOGIES, INC., (OTCBB: STLOF, BER: IH3) an innovator and developer of hydraulic-hybrid systems which store and provide cost-effective and environmentally-friendly alternative regenerative energy to the transportation industry, has announced a comprehensive marketing communications plan as the Company moves toward product commercialization. As part of the Company's continued expansion, SHEP has selected Pacific Communications Group (PCG) of Torrance, California, USA to handle its marketing and public relations.

"We are moving rapidly to bring to market pioneering hydraulic-hybrid technologies that will be applicable to a wide range of transportation systems," said Malcolm Burke, president and CEO of SHEP Technologies. "It is essential to our efforts to communicate our plans and successes to our suppliers, customers and investors with both accuracy and impact. Pacific Communications Group is the perfect partner for us in this regard, with its depth and breadth of experience in the automotive industry and in helping companies like ours tell their story."

Pacific Communications Group (PCG), founded in 1995, is an integrated marketing company with clients in the automotive, financial services, consumer goods and environmental industries. Its automotive clients include Ford Motor Company, Edelbrock Corporation and the Los Angeles Auto Show. PCG is part of CCO Communications, one of the largest independent marketing firms in the U.S. CCO Communications companies include PCG and M3 Management in California and Campbell & Co. in Dearborn, Michigan. PCG is one of an exclusive number of marketing firms in the world that is ISO 9000:2000 certified.

"Our job is to give SHEP Technologies' potential customers and investors a clear picture of the company, its activities and its potential," said Shane Smith, PCG general manager. "Beginning with the development of a strategically focused and integrated 12-month communications plan, we will work closely with company management to energetically let the world know about the revolutionary and important transportation technology SHEP is bringing to market. We'll be incorporating the skills and a contact of our affiliate companies along with our own significant experience to insure that SHEP's marketing is as efficient and effective as its products."

About SHEP Technologies Inc.

SHEP Technologies Inc. and its subsidiaries design develop and market proprietary energy technology for application in the global transport sector. The SHEP System, using electronics and proprietary hydraulic pump motors, captures the generated kinetic energy that is otherwise lost when brakes are applied in a variety of transport applications, and utilizes the recovered energy for acceleration during the inefficient low-speed acceleration phase. SHEP's third generation electronically controlled hydraulic hybrid is expected to deliver predictable fuel and emissions savings while increasing performance. The following prototype vehicles feature SHEP hydraulic hybrid systems or SHEP components:

  LDV 17 passenger mini bus;

  Ford's "HPA" Lincoln Navigator, which demonstrated significant fuel savings under both urban and commercial drive cycles; and

  X-type Jaguar scheduled for rollout during third quarter of 2004.

The SHEP System and its components are intended to be equally applicable to commercial and passenger vehicles of all sizes and variety, including subways and elevators. The Company anticipates licensing its "Stored Hydraulic Energy Propulsion" (the "SHEP System") to industrial manufacturers, niche transport manufacturers, automotive manufacturers and Tier 1 suppliers to the automotive industry.

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Statements about the Company's future expectations, including future revenues, earnings, product development, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.

For further information, visit www.shepinc.com or contact:

SHEP Technologies Inc.
Mike Marrandino, Investor Relations and Corporate Communications
1-877-689-1515 or 604-689-1515 (x 111)
investor@shepinc.com

Or:

Pacific Communications Group
Shane Smith
(310) 224-4965
ssmith@paccomgrp.com